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                                                                   Exhibit 4.3

                              Rockford Corporation
                             1997 Stock Option Plan



1. Purpose.

         The Rockford Corporation 1997 Stock Option Plan is intended to assist in attracting and retaining key employees and directors and increase the value of the Corporation for shareholders by providing incentives for key employees and directors who contribute to the strategic and long-term performance and growth of the Corporation.

2. Definitions.

         The following terms have the following meanings:

         2.1 "Act" means the Securities Act of 1933, as amended, and applicable state securities laws.

         2.2 "Board" means the Board of Directors of Rockford Corporation.

         2.3 "Code" means the Internal Revenue Code of 1986, as amended.

         2.4 "Committee" means the Compensation Committee of the Board and in the event Stock becomes publicly held and Section 162(m) of the Code applies, the Committee shall be composed of individuals who qualify as outside Directors for purposes of Section 162(m) of the Code.

         2.5 "Corporation" means Rockford Corporation.

         2.6 "Grant Date" means the date on which an Option is granted as specified by the Board or the Committee, contingent on the Optionee executing a Stock Option Agreement in form satisfactory to the Board or Committee.

         2.7 "Incentive Option" means an Option eligible for tax treatment as an incentive option under Section 422 of the Code.

         2.8 "Non-Qualified Option" means an Option that is not eligible for tax treatment as an incentive option under Section 422 of the Code.

         2.9 "Option" means an option to purchase Stock granted under this Plan.

         2.10 "Optionee" means an employee or director to whom an Option has been granted under the Plan.

         2.11 "Plan" means the Rockford Corporation 1997 Stock Option Plan, the terms and conditions of which are covered in this instrument.
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         2.12 "Stock" means the common stock of the Corporation.

         2.13 "Stock Option Agreement" means a written agreement entered into between the Corporation and the Optionee that provides for the price and terms of an Option.

         2.14 "Subsidiary" means any corporation of which the majority of the outstanding capital stock is owned, directly or indirectly, by the Corporation.

         2.15 "Ten Percent Shareholder" means an individual who owns more than 10% of the total combined voting power of all classes of stock of the Corporation.

3. Administration.

         3.1 The Plan shall be administered by the Board; provided, however, if the Stock becomes publicly held, the Board's responsibilities under this Plan shall be carried out by the Committee. Without limiting the powers of the Board, or the Committee, the Board or the Committee shall have the power to determine the times during which any Option shall be exercisable, the events upon which any Option shall terminate, the amounts, if any, payable to beneficiaries of an Optionee upon the death of such Optionee, the exercisability of any Option on the sale of all, or substantially all, of the assets of the Corporation, or a merger where the Corporation is not the surviving corporation (other than a merger that is only a change in form), and other terms of exercise. No member of the Board or the Committee shall be eligible to vote on the grant of Options to him or her. All decisions and determinations of the Board or the Committee in administering the Plan shall be final.

         3.2 If changes are made to the Code that make it advisable, in the Board's or Committee's sole discretion, to change the character of Options for income tax purposes, the Board or the Committee may change the character of Options and may impose on Options any conditions deemed necessary or appropriate to comply with the Code requirements. However, the Board or the Committee may not change the character or terms of an outstanding Option without the Optionee's consent.

         3.3 The Committee, subject to the provisions of the Plan, shall make recommendations to the Board or, after the application of Section 162(m) of the Code, shall decide, regarding:

                           (a) The employees or directors who shall receive
Options, the times when such Options shall be granted, the time limits within which Options may be exercised, the number of shares subject to each Option, and the terms and provisions of Stock Option Agreements (which need not be identical);

                           (b)      Interpretation of Plan provisions;

                           (c)      Rules and regulations relating to the Plan;

                           (d)      Stock Option Agreements under the Plan; and


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                           (e) Other determinations advisable for the proper
administration of the Plan.

4. Tax Characteristics of Options.

                  Options granted pursuant to the Plan may be designated, but need not be designated, as Incentive Options. The Stock Option Agreement shall provide whether an Option is an Incentive Option or a Non-Qualified Option. In the case of Incentive Options, the aggregate fair market value of the Stock (at the time the Option is granted) for Incentive Options that are exercisable for the first time by an Optionee during any calendar year (under all stock option plans of the Corporation) shall not exceed $100,000. Non-employee directors of the Corporation shall not be eligible for the grant of Incentive Options.

5. Stock Subject to the Plan.

         5.1 Subject to adjustments under Section 11, the aggregate number of shares of Stock that may be issued on the exercise of Options shall not exceed 250,000. Such Stock may be authorized but unissued shares or treasury shares, as the Board determines.

         5.2 If an Option expires or is terminated, the shares of Stock allocated for issuance under such Option may be allocated to a new Option under the Plan.

         5.3 No Optionee may be granted options covering more than 100,000 shares of Stock in any calendar year,

6. Eligibility.

         All individuals who are officers, directors, advisory directors or employees of the Corporation or a Subsidiary, including employees who are officers or directors, shall be eligible for selection by the Board or the Committee to receive Options under the Plan. The individuals who quality include Level 3 employees and select key employees in level 2 who are executives, managerial, professional or technical employees. Only employees may receive Incentive Options under the Plan.

7. Option Exercise Price and Payment of Withholding Taxes.

         The price at which shares of Stock may be purchased on the exercise of any Option shall be determined by the Board or the Committee at the time an Option is granted. The price shall not be less than 100% of the fair market value of the Stock at the Grant Date, but if the Board or the Committee desires to grant an Incentive Option to a Ten Percent Shareholder, the price at which shares may be purchased under such Option shall not be less than 110% of the fair market value of the Stock at the Grant Date. Also, if an employee desires to exercise a Non-Qualified Option, the employee shall pay to the Corporation the federal and state income and withholding taxes the Corporation determines are payable on the spread between the fair market value of the Stock at the date of exercise and the Option price.


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         8. Term of Options.

         The term of each Option shall be determined by the Board or the Committee at the Grant Date. In no case, however, shall the term of any Option exceed ten years from the Grant Date, or five years in the case of a grant of an Incentive Option to a Ten Percent Shareholder.

         9. Payment on Exercise of Options.

         The price of an exercised Option and any taxes required to be paid by the Optionee on exercise of such Option shall be paid:

                           (a) In cash; or

                           (b) At the discretion of the Board or the Committee,
through the delivery of Stock with a fair market value equal to the exercise price and withholding taxes, if any; or

                           (c) At the discretion of the Board or the Committee,
through a combination of (a) and (b).

         10. Non-Transferability of Options.

         Options shall not be transferable by the Optionee, and during his or her lifetime shall be exercisable only by him or her, but if an Optionee dies, his or her personal representative may exercise an Option within 90 days of the date of the Optionee's death.

         11. Adjustments.

         If the Corporation:

                           (a) declares a dividend or makes a distribution on
its Stock payable in Stock or securities convertible into Stock; or

                           (b) recapitalizes through a split-up of the
outstanding shares of Stock into a greater number or a combination of the outstanding Stock into a lesser number; or

                           (c) issues, by reclassification of its Stock, any
shares of Stock, the Board or the Committee shall make appropriate and equitable adjustments in the number and kind of shares subject to outstanding Options under the Plan. Any other adjustments to the Options shall be within the sole discretion of the Board or the Committee. If the adjustment would produce fractional shares with respect to any unexercised Option, the Board or the Committee may adjust appropriately the number of shares covered by the Option to eliminate the fractional shares. The price of any shares subject to an outstanding Option shall be adjusted so there will be no change in the aggregate purchase price payable upon the exercise of the Option.


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         12. Additional Restrictions.

         Notwithstanding any other provisions of the Plan, any Stock Option Agreement may contain such additional or more restrictive provisions as the Board or the Committee deems advisable and consistent with the Plan.

         13. Registration.

         The Plan, the Stock to be issued pursuant to the exercise of Options, or the Options granted under the Plan, may be registered under the Act.

         14. Effective Date of Plan.

         The Plan shall become effective as of October 28, 1997, and shall remain in effect for ten years from its effective date, unless it is terminated earlier by the Board. No Incentive Options may be issued under the Plan unless the Plan is approved by the stockholders of the Corporation within one year from the date the Plan is adopted by the Corporation.

         15. Amendments and Termination.

         The Board, in its discretion and at any time, may modify, amend or terminate the Plan. Neither the termination of the Plan, nor any modification or amendment thereof, shall adversely affect any rights under an Option previously granted under the Plan without the consent of the Optionee. Notwithstanding the foregoing, the Board may amend the Plan to the extent necessary to cause Options granted under the Plan to meet the requirements of the Act and the Code and regulations thereunder.

         16. Miscellaneous.

                           (a) Nothing in the Plan or any Option granted shall
confer upon any employee any right to continue in the service of the Corporation or a Subsidiary.

                           (b) The grant of Options under the Plan, the issuance
and delivery of shares upon the exercise of Options, and any other matters relating thereto shall be subject to all laws, rules and regulations as may from time to time be applicable, including but not limited to, any and all rules and regulations of any stock exchange or exchanges upon which the shares of the Corporation may be listed and all applicable federal and state securities laws.

                           (c) No person shall acquire any rights as an Optionee
under this Plan unless and until a Stock Option Agreement in the form and containing the terms specified by the Board or the Committee shall have been duly executed on behalf of the Corporation by such officer or officers as the Board or the Committee shall designate for such purpose, delivered to the Optionee named therein, and executed by such person.

                           (e) No person shall have any rights as a shareholder
with respect to any shares covered by an Option granted pursuant to the Plan until the date of the issuance of a share certificate to the Optionee for such shares.



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17.      Execution.

                  The President of the Corporation has been authorized to execute this Plan and has executed the Plan on the date indicated below.

                                      ROCKFORD CORPORATION



                                      /s/ W. Gary Suttle
                                      ------------------
                                      President


                                      Date:    As of October 28, 1997




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